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EXHIBIT 10.7

          DESCRIPTION OF EMPLOYMENT ARRANGEMENT WITH JOHN L. STEINBRUN

         John L. Steinbrun has been appointed to serve as OFI's Senior Vice President, Chief Operating Officer and Chief Financial Officer for a term from May 1, 2005 through April 30, 2006.

         Mr. Steinbrun's base salary is $250,000 per year. He is eligible to receive a bonus as described in the Description of Bonus Programs for Named Executive Officers for Fiscal Year 2005 attached as Exhibit 10.6 to OFI's Form 8-K for May 18, 2005 to which this Exhibit 10.7 is attached ("Form 8-K").

         Mr. Steinbrun receives an automobile allowance of $600 per month and two weeks of paid vacation per year and is eligible to participate in OFI's employee benefit plan. Mr. Steinbrun received an option to purchase shares of OFI's common stock under OFI's 2005 Stock Plan, as described in Item 1.01 of the Form 8-K.

         OFI may elect to terminate Mr. Steinbrun's employment without cause prior to April 30, 2006 on ten days' prior written notice, provided that OFI delivers to Mr. Steinbrun with the notice a check for the entire balance of his base salary that would be due through April 30, 2006. Upon termination of his employment, Mr. Steinbrun will be entitled to receive all accrued compensation owed to him by OFI as of the date of termination that has not been paid, if any, including monetary compensation, accrued but unused vacation and sick leave pay, any reimbursement owed to him by OFI for reasonable and necessary business expenses previously incurred, all amounts vested as of the date of termination pursuant to any OFI profit sharing plan and all other benefits not specified above to which Mr. Steinbrun would be entitled as of date of termination.